Exhibit 99.1

Contacts:	Commerce Energy Group, Inc.
Linda Ames
Corporate Communications
714-259-2539
lames@CommerceEnergy.com

PondelWilkinson Inc.
Robert Jaffe/Angie Chen
310-279-5980
rjaffe@pondel.com / achen@pondel.com
Commerce Energy Reports Results
For 2007 First Fiscal Quarter
-	Gross profit advances 22% over first quarter 2006; net income increases 75%

-	Customer accounts up 20% over previous year

-	Company reaffirms annual earnings guidance of $0.02 – $0.07 per share
COSTA MESA, CA - December 12, 2006 - Commerce Energy Group, Inc. (AMEX: EGR), a leading U.S. electricity and natural gas marketing company, today reported improved operating results for the first quarter ended October 31, 2006.
Net income increased to $384,000, or $0.01 per share, for the first quarter of fiscal 2007, from $220,000, or $0.01 per share, for the first quarter of fiscal 2006. Net revenues for the first quarter of fiscal 2007 rose 10% to $70.5 million from $64.4 million from the same period in fiscal 2006, driven primarily by higher natural gas revenues from the acquisition of the approximately 300 commercial and industrial natural gas customers from Houston Energy Services Company (HESCO) in September 2006.
“Continued growth in our customer base contributed to a strong first quarter,” said Steven S. Boss, chief executive officer. “We added 31,000 new customers during the quarter, representing a 48% increase over the preceding fourth quarter. These results confirm the success of our sales and marketing programs and customer acquisition initiatives implemented during the past year.”
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Commerce Energy Group, Inc.
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Gross profit increased 22% to $10.1 million for the first quarter of fiscal 2007 from $8.2 million for the first quarter of fiscal 2006. Gross profit from electricity increased 18% to $8.4 million for the first quarter of fiscal 2007 compared to the same period in fiscal 2006, reflecting the impact of customer growth in the Texas and Maryland markets. Gross profit from natural gas increased 44% to $1.7 million for the first quarter of fiscal 2007 compared to the same period in fiscal 2006, reflecting the impact of customer growth in Ohio and contribution from the HESCO acquisition.
Selling and marketing expenses for the three months ended October 31, 2006 increased $1.5 million over the comparable quarter last year, reflecting higher telemarketing, advertising and personnel costs related to increased customer acquisition initiatives. General and administrative expenses increased $240,000 from the comparable quarter of fiscal 2006 due largely to increased customer service costs, higher expenses associated with the company’s credit facility and depreciation and amortization, partly offset by lower legal expenses.
Liquidity
At October 31, 2006, the company had unrestricted cash and cash equivalents of $8.1 million and no debt. As of October 31, 2006, the company had $16.8 million of restricted cash and cash equivalents, comprised of $10.0 million deposited with one of its lenders pursuant to the terms of its three-year credit facility and $6.8 million to secure letters of credit, and deposits of $2.4 million, pledged as collateral principally in connection with regulatory operating requirements. Credit terms from energy suppliers often require the company to post collateral against its forward energy supply purchases. Such collateral obligations are funded with available cash and availability under the company’s credit facility.
2007 Earnings Outlook
As previously reported, Commerce expects to achieve net income for fiscal 2007 in the range of $600,000 to $2.1 million, or $0.02 to $0.07 per share, with an estimated 50% increase in year-over-year customer accounts.
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Commerce Energy Group, Inc.
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“We are pleased that our company and its employees have accomplished a positive start to fiscal 2007. We expect a year of continued progress and remain confident in achieving our earnings and customer growth objectives,” said Boss.
Conference Call and Webcast
Commerce will hold a conference call to discuss financial results today at 5 p.m. ET (2 p.m. PT).
The call will be available to all interested parties through a live audio webcast at www.CommerceEnergy.com and www.earnings.com. Please go to the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. A replay of the conference call will be archived and available at www.CommerceEnergy.com for one year. A telephonic replay will be available through December 19, 2006, and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and using the playback Passcode 34729443.
About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly-owned subsidiaries, Commerce Energy, Inc. and Skipping Stone Inc. Commerce is publicly traded on the American Stock Exchange (AMEX) under the symbol: EGR. Commerce Energy, Inc. is licensed by the Federal Energy Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers.
Headquartered in Orange County, California, the company also has an office in Dallas, Texas, as well as several area offices located around the U.S. For nearly a decade, customers have relied on Commerce to deliver competitive pricing, innovative product offerings and personalized customer care in addition to quality gas and electric services. For more information, visit www.CommerceEnergy.com.
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Commerce Energy Group, Inc.
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Forward Looking Statements
Except for historical information contained in this release, statements in this release, including those of Mr. Boss, may constitute forward-looking statements regarding the company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. Commerce Energy Group, Inc. cautions that while such statements in this new release, whether express or implied, are made in good faith and the company believes such statements are based upon reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, the company cannot assure that its projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for Commerce Energy Group, Inc. or its subsidiaries to differ materially from those discussed in forward-looking statements include: higher than expected attrition of, and/or unforeseen operating difficulties relating to, the acquired customer accounts, the volatility of the energy market, competition, operating hazards, uninsured risks, failure of performance by suppliers and transmitters, changes in general economic conditions, seasonal weather or force majeure events that adversely effect electricity or natural gas supply or infrastructure, decisions by our energy suppliers requiring us to post additional collateral for our energy purchases, increased or unexpected competition, adverse state or federal legislation or regulation or adverse determinations by regulators, including failure to obtain regulatory approvals. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Commerce Energy Group, Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

Commerce Energy Group, Inc.
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Commerce Energy Group, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended October 31,
	2006	2005
	(In thousands)
Net revenues	$70,507	$64,368
Direct energy costs	60,451	56,128

Gross profit	10,056	8,240
Selling and marketing expenses	2,235	698
General and administrative expenses	7,849	7,609

Income (loss) from operations	(28)	(67)
Other income and expenses:
Interest income, net	412	287

Net Income	$384	$220

Income per common share:
Basic and diluted	$0.01	$0.01

Weighted-average shares outstanding:
Basic	29,639	31,439

Diluted	29,665	31,719

Volume and Customer Count Data

	Three Months Ended October 31,
	2006	2005
Electric – Megawatt hour (MWh)	458,000	551,000
Natural Gas – Dekatherms (DTH)	2,130,000	715,000
Customer Count	161,000	134,000
Condensed Consolidated Balance Sheets
(Unaudited)

	October 31, 2006	July 31, 2006
	(In thousands)
Assets
Cash and cash equivalents	$8,086	$22,941
Accounts receivable, net	37,524	30,650
Inventory	7,267	4,578
Prepaid expenses and other current	4,608	6,827

Total current assets	57,485	64,996
Restricted cash and cash equivalents	16,755	17,117
Deposits	2,358	2,506
Property and equipment, net	7,047	5,866
Goodwill, intangible and other assets	12,444	8,591

Total assets	$96,089	$99,076

Liabilities and stockholders’ equity
Accounts payable	$23,578	$26,876
Accrued liabilities	8,258	5,867

Total current liabilities	31,836	32,743
Total stockholders’ equity	64,253	66,333

Total liabilities and stockholders’ equity	$96,089	$99,076